Exhibit 1

JOINT FILING AGREEMENT
The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
In accordance with Rule 13(d)-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of the attached statement on Schedule 13D with respect to the common units beneficially owned by each of them. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.
August 30, 2019

Harry Wilson
/s/ Harry Wilson

Travis Nelson
/s/ Travis Nelson

Resurgent Capital, LLC

By: /s/ Harry Wilson
Name: Harry Wilson
Title: Manager

Eclipse Investors LLC

By: /s/ Travis Nelson
Name: Travis Nelson
Title: Member